Execution Copy

             STOCK OPTION AND TRIGGER PAYMENT AGREEMENT (the "Agreement"), dated November 13, 1996, between OSB Financial Corp., a Wisconsin corporation ("Issuer"), and FCB Financial Corp., a Wisconsin corporation ("Grantee").


                              W I T N E S S E T H:


             WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Stock Option and Trigger Agreement; and

             WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined).

             NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

        1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 230,866 fully paid and nonassessable (except as otherwise provided by Section 180.0622(2)(b) of the Wisconsin Business Corporation
   Law) shares (the "Option Shares") of Issuer's Common Stock, par value $0.01 per share ("Issuer Common Stock"), at a price of $24.375 per share (the "Option Price"); provided, however, that in no event shall the number of shares of Issuer Common Stock for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Issuer Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Issuer Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

             (b) In the event that any additional shares of Issuer Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement (such event a "Change in Shares Outstanding Event"), the number of shares of Issuer Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such Change in Shares Outstanding Event, such number equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue or redeem, repurchase, or retire shares of Issuer Common Stock or to authorize either the Issuer or the Grantee otherwise to breach any provision of the Merger Agreement.

             (c) The Option Price shall be payable, at the option of the Grantee, as follows:

                  (i)  in cash, or

                  (ii) subject to the receipt of all approvals of any Governmental Entity required for the Issuer to acquire, and Grantee to issue, the Grantee Shares (as defined below) from Grantee, in shares of common stock, $0.01 par value, of Grantee ("Grantee Shares"), in either case in accordance with Section 4 hereof.

             (d) As used in this Agreement, the "Fair Market Value" of any share shall be the average of the last sales price for such share on The Nasdaq Stock Market during the ten trading days prior to the fifth trading day preceding the date such Fair Market Value is to be determined.

        2. (a) The Option may be exercised by Grantee, in whole or in part, at any time or from time to time after the Merger Agreement becomes terminable by Grantee under circumstances which could entitle Grantee to a termination fee (as opposed to the reimbursement of expenses only) under
   Section 8.3(a) of the Merger Agreement or Section 8.3(b) of the Merger Agreement (regardless of whether the Merger Agreement is actually terminated), any such event by which the Merger Agreement becomes so terminable by Grantee being referred to herein as a " Trigger Event."

             (b) (i) Issuer shall notify Grantee promptly in writing of the occurrence of any Trigger Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option.

                  (ii) In the event Grantee wishes to exercise the Option, Grantee shall deliver to Issuer written notice (an "Exercise Notice") specifying the total number of Option Shares it wishes to purchase.

                  (iii) Upon the giving by Grantee of Issuer of the Exercise Notice and the tender of the applicable aggregate Option Price, Grantee, to the extent permitted by law and Issuer's organizational documents, and provided that the conditions to Issuer's obligation to issue Option Shares to Grantee hereunder set forth in Section 3 have been satisfied or waived, shall be deemed to be the holder of record of the Option Shares issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such Option Shares shall not then be actually delivered to Grantee.

                  (iv) Each closing of a purchase of Option Shares (a "Closing") shall occur at a place, on a date, and at a time designated by Grantee in an Exercise Notice delivered at least two business days prior to the date of the Closing.

             (c)  The Option shall terminate upon the earliest to occur of:

                  (i)  the Effective Time of the Merger;

                  (ii) the termination of the Merger Agreement pursuant to
   Section 8.1 thereof, other than under circumstances which also constitute a Trigger Event under this Agreement;

                  (iii) 180 days following any termination of the Merger Agreement upon or during the continuance of a Trigger Event (or if, at the expiration of such 180-day period, the Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event under this clause (iii) later than September 30, 1997); and

                  (iv) payment by Issuer of the Trigger Payment set forth in
   Section 5 of this Agreement to Grantee.

             (d) Notwithstanding the foregoing, the Option may not be exercised if (i) Grantee is in material breach of any of its representations or warranties, or in material breach of any of its covenants or agreements, contained in this Agreement or in the Merger Agreement, or (ii) a Trigger Payment has been paid pursuant to Section 5 of this Agreement or demand therefor has been made and not withdrawn.

        3. The obligation of Issuer to issue Option Shares to Grantee hereunder is subject to the conditions that

             (a) the Option Shares, and any Grantee Shares which are issued in payment of the Option Price, shall have been approved for listing on The Nasdaq Stock Market;

             (b) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any federal, state or local administrative agency or commission or other federal, state or local Governmental Entity, if any, required in connection with the issuance by Issuer and the acquisition by Grantee of the Option Shares hereunder shall have been obtained or made; and

             (c) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

   The condition set forth in paragraph (a) above may be waived by Issuer, in the case of Grantee Shares, and by Grantee, in the case of Option Shares, in the sole discretion of the waiving party.

        4.   At any Closing,

             (a) Issuer shall deliver to Grantee or its designee a single certificate in definitive form representing the number of Option Shares designated by Grantee in its Exercise Notice, such certificate to be registered in the name of Grantee and to bear the legend set forth in
   Section 13; and

             (b) Grantee shall deliver to issuer the aggregate price for the Option Shares so designated and being purchased by

                  (i) wire transfer of immediately available funds or certified check or bank check, or

                  (ii) subject to the condition in Section 1(c)(ii), delivery of a certificate or certificates representing the number of Grantee Shares being issued by Grantee in consideration thereof, determined in accordance with Section 4(c).

             (c) In the event that Grantee issues Grantee Shares to Issuer in consideration of Option Shares pursuant to Section 4(b)(ii), the number of Grantee Shares to be so issued shall be equal to the quotient obtained by dividing:

                  (i) the product of (x) the number of Option Shares with respect to which the Option is being exercised and (y) the Option Price, by

                  (ii) the Fair Market Value of the Grantee Shares as of the date immediately preceding the date the Exercise Notice is delivered to Issuer.

             (d) Issuer shall pay all expenses, and any and all federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this
   Section 4.

        5. (a) Subject to the provisions of Section 8.3(d) of the Merger Agreement, if a Trigger Event shall have occurred and any regulatory approval or order required for the issuance by Issuer, or the acquisition by Grantee, of the Option or the Option Shares upon exercise of the Option shall not have been obtained, Grantee shall have the right to receive, and Issuer shall pay to Grantee, an amount (the "Trigger Payment") equal to the product of

                  (i) the maximum number of Option Shares that would have been subject to purchases by Grantee upon exercise of the Option pursuant to Sections 1 and 2 hereof if all such regulatory approvals or orders had been obtained, and

                  (ii) the difference between (A) the Market/Offer Price (as defined herein), determined as of the date on which notice of demand for the Trigger Payment is given by Grantee, and (B) the Option Price (but only if such Market/Offer Price is higher than such Option Price).

   Demand for the Trigger Payment shall be given by notice in accordance with the provisions of Section 17 hereof. The Trigger Payment shall be paid to Grantee by Issuer on the Payment Date (as defined herein), by wire transfer or immediately available funds to an account to be designated in writing by Grantee not less than two business days before the Payment Date.

             (b) For purposes of this Section 5, "Payment Date" means the date on which termination fees are required to be paid by Issuer to Grantee under Sections 8.3(a) or 8.3(b), as the case may be, of the Merger Agreement as a result of the occurrence of the Trigger Event referred to in subsection (a) of this Section 5 or such later date as Grantee shall specify with two business days prior written notice to Issuer.

             (c) Issuer shall have no obligation to pay the Trigger Payment if Grantee is in material breach of any of its representations or warranties, or in material breach of any of its covenants or agreements, contained in this Agreement or in the Merger Agreement.

        6.   Issuer represents and warrants to Grantee that

             (a) Issuer has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, subject in the case of the repurchase of the Option Shares pursuant to Section 8(a) to applicable law;

             (b) this Agreement has been duly and validly executed and delivered by Issuer, and, assuming the due authorization, execution and delivery hereof by Grantee and the receipt of all required regulatory approvals, constitutes a valid and binding obligation of Issuer, enforceable against Issuer in accordance with its terms;

             (c) Issuer has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Option, and at all times from the date hereof through the expiration of the Option will have reserved, the number of authorized and unissued Option Shares, such amount being subject to adjustment as provided in Sections 1 and 12, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable (except as otherwise provided by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law);

             (d) upon delivery of the Option Shares to Grantee upon the exercise of the Option, Grantee will acquire the Option Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever;

             (e) except as described in Section 3.4 of the Merger Agreement, the execution and delivery of this Agreement by Issuer does not, and, subject to compliance with applicable law with respect to the repurchase of the Option Shares pursuant to Section 8(a), the consummation by Issuer of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or a lapse of time, or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation, acceleration, loss or creation, hereinafter a "Violation") of Issuer or any of its Subsidiaries, pursuant to

                  (i) any provision of the Articles of Incorporation or the Bylaws of Issuer,

                  (ii) any provisions of any material loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license (any of the foregoing in effect on the date hereof being referred to as a "Material Contract") of Issuer or its Subsidiaries or to which any of them is a party, or

                  (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Issuer or its properties or assets,

   which Violation, in the case of each clauses (ii) and (iii), could reasonably be expected to have a Material Adverse Effect on Issuer (except that no representation or warranty is given concerning any Violation of a Material Contract with respect to the repurchase of Option Shares pursuant to Section 8(a));

             (f) except as described in Section 3.4 of the Merger Agreement, the execution and delivery of this Agreement by Issuer does not, and the performance of this Agreement by Issuer will not, require any consent, approval, authorization or permit of, filing with or notification to, any Governmental Entity;

             (g) none of Issuer, any of its affiliates or anyone acting on its or their behalf, has issued, sold or offered any security of Issuer to any person under circumstances that would cause the issuance and sale of the Option Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), as in effect on the date hereof, and, assuming the representations and warranties of Grantee contained in Section 7(g) are true and correct, the issuance, sale and delivery of the Option Shares hereunder would be exempt from the registration and prospectus delivery requirements of the Securities Act, as in effect on the date hereof (and Issuer shall not take any action which would cause the issuance, sale, and delivery of the Option Shares hereunder not to be exempt from such requirements); and

             (h) any Grantee Shares acquired pursuant to this Agreement will be acquired for Issuer's own account, for investment purposes only, and will not be acquired by Issuer with a view to the public distribution thereof in violation of any applicable provision of the Securities Act.

        7.   Grantee represents and warrants to Issuer that

             (a) Grantee has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder;

             (b) this Agreement has been duly and validly executed and delivered by Grantee and, assuming the due authorization, execution and delivery hereof by Issuer and the receipt of all required regulatory approvals, constitutes a valid and binding obligation of Grantee, enforceable against Grantee in accordance with its respective terms;

             (c) prior to any delivery of Grantee Shares in consideration of the purchase of Option Shares pursuant hereto, Grantee will have taken all necessary corporate action to authorize for issuance and to permit it to issue such Grantee Shares, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable (except as otherwise provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law);

             (d) upon any delivery of such Grantee Shares to Issuer in consideration of the purchase of the Option Shares pursuant hereto, Issuer will acquire the Grantee Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever;

             (e) except as described in Section 3.4 of the Merger Agreement, the execution and delivery of this Agreement by Grantee does not, and the consummation by Grantee of the transactions contemplated hereby will not, violate, conflict with, or result in the breach of any provision of, or constitute a default (with or without notice or a lapse of time, or both) under, or result in any Violation by Grantee or any of its Subsidiaries, pursuant to

                  (i) any provision of the Articles of Incorporation or Bylaws of Grantee,

                  (ii) any Material Contract of Grantee or any of its Subsidiaries or to which any of them is a party, or

                  (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Grantee or its properties or assets,

   which Violation, in the case of each of clauses (ii) or (iii), would have a Material Adverse Effect on Grantee;

             (f) except as described in Section 3.4 of the Merger Agreement, the execution and delivery of this Agreement by Grantee does not, and the consummation by Grantee of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, filing with or notification to, any Governmental Entity; and

             (g) any Option Shares acquired upon exercise of the Option will be acquired for Grantee's own account, for investment purposes only and will not be, and the Option is not being, acquired by Grantee with a view to the public distribution thereof, in violation of any applicable provision of the Securities Act.

        8. (a) At the request of Grantee by written notice (x) at any time during which the Option is exercisable pursuant to Section 2 (the "Repurchase Period"), Issuer (or any successor entity thereof) shall, if permitted by applicable law, the Articles of Incorporation and Bylaws of the Issuer and Issuer's Material Contracts, repurchase from Grantee all or any portion of the Option, at the price set forth in subparagraph (i) below, or, (y) at any time prior to September 30, 1997, Issuer (or any successor entity thereof) shall, if permitted by applicable law, the Articles of Incorporation and Bylaws of Issuer and Issuer's Material Contracts, repurchase from Grantee all or any portion of the Option Shares purchased by Grantee pursuant to the Option, at the price set forth in subparagraph (ii) below:

                  (i) (A) The difference between the "Market/Offer Price" (as defined below) for shares of Issuer Common Stock as of the date Grantee gives notice of its intent to exercise its rights under this
   Section 8 and the Option Price, multiplied by the number of Option Shares purchasable pursuant to the Option (or portion thereof with respect to which Grantee is exercising its rights under this Section 8), but only if the Market/Offer Price is greater than the Option Price.

                       (B) For purposes of this Agreement, "Market/Offer Price" shall mean, as of any date, the higher of (I) the price per share offered as of such date pursuant to any tender or exchange offer or other offer with respect to a Business Combination involving Issuer as the Target Party which was made prior to such date and not terminated or withdrawn as of such date and (II) the Fair Market Value per share of Issuer Common Stock as of such date.

                  (ii) (A) The product of (I) the sum of (a) the Option Price paid by Grantee per Option Share acquired pursuant to the Option, and (b) the difference between the "Offer Price" (as defined below) and the Option Price, but only if the Offer Price is greater than the Option Price, and (II) the number of Option Shares so to be repurchased pursuant to this Section 8.

                       (B) For purposes of this clause (ii), the "Offer Price" shall be the highest price per share offered pursuant to a tender or exchange offer or other Business Combination offer involving Issuer as the Target Party during the Repurchase Period prior to the delivery by Grantee of a notice of repurchase.

             (b) If Grantee shall have previously elected to purchase Option Shares pursuant to the exercise of the Option by the issuance and delivery of Grantee Shares, then Issuer shall, if so requested by Grantee, in fulfillment of its obligation pursuant to Section 8(a)(y) (that is, with respect to the Option Price only and without limitation to its obligation to pay additional consideration under clause (b) of Section 8(a)(ii)(A)(I)), redeliver the certificates for such Grantee Shares to Grantee, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever; provided, however, that if at any time less than all of the Option Shares so purchased by Grantee pursuant to the Option are to be repurchased by Issuer pursuant to Section 8(a)(y), then
   (i) Issuer shall be obligated to redeliver to Grantee the same proportion of such Grantee Shares as the number of Option Shares that Issuer is then obligated to repurchase bears to the number of Option Shares acquired by Grantee upon exercise of the Option and (ii) Grantee shall issue to Issuer new certificates representing those Grantee Shares which are not due to be redelivered to Grantee pursuant to this Section 8(b) to the extent that excess Grantee Shares are included in the certificates redelivered to Grantee by Issuer.

             (c)  In the event Grantee exercises its rights under this
   Section 8, Issuer shall, within ten business days thereafter, pay the required amount to Grantee in immediately available funds and Grantee shall surrender to Issuer the Option or the certificate or certificates evidencing the Option Shares purchased by Grantee pursuant hereto, and Grantee shall warrant that it owns the Option or such shares and that the Option or such shares are then free and clear of all liens, claims, damages, charges and encumbrances of any kind or nature whatsoever.

             (d) If Grantee has elected to purchase Option shares pursuant to the exercise of the Option by the issuance and delivery of Grantee Shares, notwithstanding that Grantee may no longer hold any such Option Shares or that Grantee elects not to exercise its other rights under this
   Section 8, Grantee may require, at any time or from time to time prior to September 30, 1997, Issuer to sell to Grantee any such Grantee Shares at the price attributed to such Grantee Shares pursuant to Section 4 plus interest at the publicly announced prime rate as published in the Wall Street Journal (Midwest Edition) on such amount from the Closing Date relating to the exchange of such Grantee shares pursuant to Section 4 to the Closing Date under this Section 8(d) less any dividends on such Grantee Shares paid during such period or declared and payable to shareholders of record on a date during such period.

             (e) In the event the repurchase price specified in Section 8(a) would subject the purchase of the Option or the Option Shares purchased by Grantee pursuant to the Option to a vote of the shareholders of Issuer pursuant to applicable law or the Articles of Incorporation of Issuer, then Grantee may, at its election, reduce the repurchase price to an amount which would permit such repurchase without the necessity for such a shareholder vote.

        9. Following the date hereof and prior to the fifth anniversary of the date hereof (the "Expiration Date"), each party shall vote any shares of capital stock of the other party acquired by such party pursuant to this Agreement ("Restricted Shares"), including any Grantee Shares issued pursuant to Section 1(c), or otherwise beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), by such party on each matter submitted to a vote of shareholders of such other party for and against such matter in the same proportion as the vote of all other shareholders of such other party are voted (whether by proxy or otherwise) for and against such matter.

        10. (a) Prior to the Expiration Date, neither party shall, directly or indirectly, sell, assign, pledge, or otherwise dispose of or transfer any Restricted Shares beneficially owned by such party, other than (i) pursuant to Section 8, or (ii) in accordance with Section 10(b) or
   Section 11.

             (b) Following the termination of the Merger Agreement, a party shall be permitted to sell any Restricted Shares beneficially owned by it if such sale is made pursuant to a tender or exchange offer that has been approved or recommended, or otherwise determined to be fair to and in the best interests of the shareholders of the other party, by a majority of the members of the Board of Directors of such other party, which majority shall include a majority of directors who were directors prior to the announcement of such tender or exchange offer.

        11. (a) Following the termination of the Merger Agreement, either party hereto that owns Restricted Shares (a "Designated Holder") may by written notice (the "Registration Notice") to the other party (the "Registrant") request the Registrant to register under the Securities Act all or any part of the Restricted Shares beneficially owned by such Designated Holder (the "Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering, in which the Designated Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their best efforts to prevent any person (including any Group (as used in Rule 13d-5 under the Exchange Act)) and its affiliates from purchasing through such offering Restricted Shares representing more than 1% of the outstanding shares of common stock of the Registrant on a fully diluted basis (a "Permitted Offering").

             (b) The Registration Notice shall include a certificate executed by the Designated Holder and its proposed managing underwriter, which underwriter shall be an investment banking firm of recognized standing on a national or regional basis (the "Manager"), stating that

                  (i) they have a good faith intention to commence promptly a Permitted Offering, and

                  (ii) Manager in good faith believes that, based on the then-prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the then Fair Market Value of such shares.

             (c) The Registrant (and/or any person designed by the Registrant) shall thereupon have the option exercisable by written notice delivered to the Designated Holder within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold for cash at a price equal to the product of (i) the number of Registrable Securities to be so purchased by the Registrant and (ii) the then Fair Market Value of such shares.

             (d) Any purchase of Registrable Securities by the Registrant (or its designee) under Section 11(c) shall take place at a closing to be held at the principal executive offices of the Registrant or at the offices of its counsel at any reasonable date and time designated by the Registrant and/or such designee in such notice within twenty business days after delivery of such notice, and any payment for the shares to be so purchased shall be made by delivery at the time of such closing in immediately available funds.

             (e) If the Registrant does not elect to exercise its option pursuant to this Section 11 with respect to all Registrable Securities, it shall use its best efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities proposed to be so sold; provided, however, that

                  (i) neither party shall be entitled to demand more than an aggregate of two effective registration statements hereunder, and

                  (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed 40 days after such request in the case of clause (A) below or 90 days in the case of clauses (B) and (C) below) when

                       (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of counsel to the Registrant, such information would be required to be disclosed if a registration statement were filed at that time;

                       (B) the Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or

                       (C) the Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Registrant or any of its affiliates.

             (f) The Registrant shall use its reasonable best efforts to cause any Registrable Securities registered pursuant to this Section 11 to be qualified for sale under the securities or Blue Sky laws of such jurisdictions as the Designated Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

             (g) The registration rights set forth in this Section 11 are subject to the condition that the Designated Holder shall provide the Registrant with such information with respect to such holder's Registrable Securities, the plans for the distribution thereof, and such other information with respect to such holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

             (h) A registration effected under this Section 11 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to the Designated Holder, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as is customary in connection with underwritten public offerings as such underwriters may reasonably require.

             (i)  In connection with any registration effected under this
   Section 11, the parties agree

                  (i) to indemnify each other and the underwriters in the customary manner,

                  (ii) to enter into an underwriting agreement in form and substance customary for transactions of such type with the Manager and the other underwriters participating in such offering, and

                  (iii) to take all further actions which shall be reasonably necessary to effect such registration and sale (including if the Manager deems it necessary, participating in road show presentations).

             (j) The Registrant shall be entitled to include (at its expense) additional shares of its common stock in a registration effected pursuant to this Section 11 only if and to the extent the Manager determines that such inclusion will not adversely affect the prospects for success of such offering.

        12. Without limitation to any restriction on Issuer contained in this Agreement or in the Merger Agreement, in the event of any change in Issuer Common Stock by reason of stock dividends, splitups, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Option, and the Option Price provided in Section 1, shall be adjusted appropriately to restore to Grantee its rights hereunder, including the right to purchase from Issuer (or its successors) shares of Issuer Common Stock (or such other shares or securities into which Issuer Common Stock has been so changed) for the aggregate Option Price as provided in Section 1.

        13. Each certificate representing Option Shares issued to Grantee hereunder, and Grantee Shares, if any, delivered to Issuer at a Closing, shall include a legend in substantially the following form:

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN A STOCK OPTION AND TRIGGER PAYMENT AGREEMENT, DATED AS OF NOVEMBER 13, 1996, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST.

   It is understood and agreed that:

                  (i) the reference to the resale restrictions of the Securities Act and state securities or Blue Sky laws in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee or Issuer, as the case may be, shall have delivered to the other party a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance reasonably satisfactory to the other party, to the effect that such legend is not required for purposes of the Securities Act or such laws;

                  (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and

                  (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied.

   In addition, such certificates shall bear any other legend as may be required by law. Certificates representing shares sold in a registered public offering pursuant to Section 11 shall not be required to bear the legend set forth in this Section 13.

        14. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

             (b) Except as expressly provided for in this Agreement, neither this Agreement nor the rights or obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party.

             (c) Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement.

             (d) Any Restricted Shares sold by a party in compliance with the provisions of Section 11 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement, unless and until such party shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall not be entitled to the registration rights of such party.

             15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

             16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. Subject to Section 5, if for any reason any such court or regulatory agency determines that Grantee is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 8, the full number of Option Shares provided in Section 1 hereof (as the same may be adjusted), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

             17. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) at the respective addresses of the parties set forth in the Merger Agreement (or at such other address for a party as shall be specified by like notice).

             18. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

             19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

             20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

             21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral.

             22. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

             23. The time periods for exercises of certain rights under Sections 2, 5 and 8 shall be extended (but in no event by more than six months):

             (a) to the extent necessary to obtain all regulatory approvals for the exercise of such rights; and

             (b)  to the extent necessary to avoid any liability under
   Section 16(b) of the Exchange Act by reason of such exercise.

             24. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

             IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                      FCB FINANCIAL CORP.

                                      By:/s/ Donald D. Parker
                                           Donald D. Parker
                                           President and Chief Executive
                                           Officer

                                      OSB FINANCIAL CORP.


                                      By:/s/ James J. Rothenbach
                                           James J. Rothenbach
                                           President and Chief Executive
                                           Officer